AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION
171 MONROE AVENUE, N.W., SUITE 600
GRAND RAPIDS, MI 49503


Mr. Charles R. Foley
Ameriwood Industries International Corporation
171 Monroe Avenue, N.W.
Grand Rapids, MI 49503

Re:  Management Retention Agreement

Dear Mr. Foley:

      Ameriwood Industries International Corporation (the "Corporation") considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of management, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

In order to induce you to remain in the employ of the Corporation, and as consideration for your execution of the release described in Subsection 4(C) hereof, which release is an integral part of this Agreement, the Corporation agrees that you shall receive the benefits set forth in this letter agreement ("Agreement").

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect while you continue to be employed by the Corporation, and for such further period as may be required for the Corporation to perform its obligations hereunder in the event of the termination of your employment in circumstances giving rise to your entitlement to benefits as provided in this Agreement.

2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Corporation, as set forth below. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if:

(A) Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities; provided, however, in determining whether a Change in Control has occurred, the Corporation's outstanding securities that are acquired in a "Non-Control Acquisition" (as hereinafter defined)  shall  not constitute an acquisition  which  would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (a) the Corporation or (b) any corporation or other Person of which a majority of its voting power or its voting equity
securities   or  equity  interest  is  owned,  directly   or
indirectly, by the Corporation (for purposes of this definition, a "Subsidiary") (ii) the Corporation or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined).

(B) During any period of twelve consecutive months, individuals who are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Corporation's common shareholders, of any new directors was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(C) The shareholders of the Corporation approve a merger, consolidation, or reorganization of the Corporation with any other corporation or entity, unless such merger, consolidation, or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Corporation where:

(i) the shareholders of the Corporation immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five (75%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Corporation's outstanding securities immediately before such merger, consolidation or reorganization; and

(ii)   the  individuals who were members  of  the  Incumbent
Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the outstanding voting securities of the Surviving Corporation; and

(iii) no Person was a Beneficial Owner of twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities, except the following: (i) the Corporation, (ii) any
Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Corporation, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization was a Beneficial Owner of twenty-five percent (25%) or more of the then outstanding voting securities of the Corporation.

(D) The shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all, or substantially all, of the Corporation's assets (other than a transfer to a Subsidiary).

3.Termination Following Change in Control. After a Change in Control of the Corporation shall have occurred, you shall be entitled to the benefits

(A) provided in Subsection 4(C), (D) and (F) hereof upon the subsequent termination of your employment within two (2) years following the effective date of such Change in Control of the Corporation, unless such termination is (i) because of your death, Disability or voluntary Retirement, (ii) by the Corporation for Cause, or (iii) by you other than for Good Reason (except during the Window Period as provided in Section 3(B)); or

(B) provided in Subsection 4(G) hereof upon the subsequent termination of your employment by you during the 30-day period commencing on the first anniversary of the effective date of such Change in Control (the "Window Period").

3.1 Disability; Voluntary Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice you shall not have returned to the full-time performance of your duties (provided a Change in Control had not occurred prior to said notice), your rights under this Agreement shall be terminated due to "Disability". Termination of your rights under this Agreement shall not impair any rights to reinstatement that you may have under any other plan or policy maintained by the Corporation, but any such reinstatement would not revive your rights under this Agreement. Termination by you of your employment based on voluntary "Retirement" shall mean termination in accordance with the Corporation's retirement policy (including any early retirement policy adopted before a Change in Control) generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

3.2    Cause.   Termination  by  the  Corporation  of   your
employment for "Cause" shall mean termination upon:

(A) The reckless and continued failure by you to remedy deficiencies and resume substantial performance of the duties associated with your employment by the Corporation within thirty (30) days following the date a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties; provided that you need not respond to such demand in respect of:

(i) any such failure resulting from your incapacity due to physical or mental illness, or

(ii) any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason as defined in Subsections 3.4 and 3.3, respectively; or

(B) The reckless engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, including but not limited to embezzlement, theft, fraud or other felony involving the Corporation or its assets.

Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of a majority of the Board at a meeting of the Board called and held for such purpose (after at least 15 business days' notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection
3.2 and specifying the particulars thereof in detail. For purposes of this Subsection 3.2, no act, or failure to act, on your part shall be deemed "reckless" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation.

3.3 Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express, written consent, the occurrence of any of the following cir cumstances unless, in the case of paragraphs (A), (E), (F),
(G) or (H) , such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3.5 and 3.4, respectively, given in respect thereof:

(A) The assignment to you of any duties inconsistent with your status as Chief Executive Officer of the Corporation or such other executive officer position to which you may in the future be appointed by the Board (and which you accept) or a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

(B) A reduction by the Corporation in your annual base compensation or target incentive compensation as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all salaried personnel of the Corporation and all salaried personnel of any person in control of the Corporation;

(C) The Corporation's requiring you to be based anywhere other than the Corporation's principal executive offices; or the relocation of such offices from their location on the date hereof to a location which increases your one-way commute from your principal residence (measured over the shortest reasonable route) by more than 50 miles;

(D) The failure by the Corporation, without your consent, to pay to you any portion of your base or incentive compensation;

(E) The failure by the Corporation to continue in effect any compensation or retirement plan in which you participate immediately prior to the Change in Control which is material to your total compensation, including, but not limited to, the Annual Incentive Plan, the 1993 Stock Incentive Plan, and the Ameriwood Affiliated Employee Stock Ownership and Savings Plan (the "ESOP-Savings Plan") or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan that is no less favorable to you than the plan(s) replaced, or the failure by the Corporation to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, in terms of
(i) the amount of benefits provided, (ii) the level of your participation relative to other participants, or (iii) (if applicable) funding or vesting when compared to the relevant plan provisions which existed at the time of the Change in Control;

(F) The failure by the Corporation to continue to provide you with benefits substantially similar to those currently provided to you under any of the Corporation's life insurance, medical, health and accident, or disability plans, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit currently provided to you, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service or position with the Corporation in accordance with the Corporation's current vacation policy, or the failure of the Corporation to provide you with a working environment (including office accommodations, staff and location) which is substantially equivalent to that currently provided to you, except in each case for across-the-board reductions similarly affecting all salaried personnel of the Corporation and all salaried personnel of any person in control of the Corporation;

(G) The failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 7 hereof; or

(H) Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 3.4 below (and, if applicable, the requirements of Subsection 3.2 above); for purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this Subsection 3.3 shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

3.4   Notice  of Termination.  Any purported termination  of
your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

3.5 Date of Termination. "Date of Termination" shall mean thirty (30) days after Notice of Termination is given.

4. Compensation Upon Termination or During Disability. Following a Change in Control, as defined by Section 2, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

(A)   During  any  period  that you  fail  to  perform  your
full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base compensation, together with prorated incentive compensation in accordance with the terms of the governing plan, at the rate in effect at the commencement of any such period, as reduced by any compensation or benefits payable to you under any disability plan of the Corporation, until your employment is terminated in accordance with the terms of the applicable plan or policy maintained by the Corporation or until your reinstatement in accordance with such plan or policy;
provided that your rights under this Agreement remain subject to termination in accordance with Subsection 3.1 hereof. In the event your employment shall be terminated by reason of your voluntary Retirement or your death, your benefits shall be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

(B) If your employment shall be terminated by the Corporation for Cause or by you (except during the Window Period as provided in Section 3(B)) other than for Good Reason, Disability, death or voluntary Retirement, the Corporation shall pay you your full base compensation and a pro-rated share of your target incentive compensation (determined in a manner not less favorable to you than that used in the determination of such target incentive compensation for 1996), and continue to provide you with life, disability, accident, health insurance and other benefits, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

(C) If your employment by the Corporation shall be terminated within two (2) years following the effective date of a Change in Control, either (a) by the Corporation other than for Cause, voluntary Retirement, death or Disability,
(b) by you for Good Reason, then you shall be entitled to the benefits provided below:

(i) The Corporation shall (a) pay you your full base compensation and a pro-rated share of your target incentive compensation (determined in a manner not less favorable to you than that used in the determination of such target incentive compensation for 1996 and only to the extent not paid at the effective date of a Change in Control pursuant to Section 5(C)), (b) reimburse you for all reasonable and necessary expenses incurred on behalf of the Corporation during the period ending on the Date of Termination, (c) compensate you for all accrued but unused vacation and sick leave and (c) continue to provide you with life, disability, accident, health insurance and all other benefits, through the Date of Termination at the rate in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination, plus all other amounts to which you are entitled under any compensation plan of the Corporation, at the time such payments are due.

(ii) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you a lump sum severance payment (the "Severance Payments") equal to two
(2) times the sum of (a) your annual base compensation (including any amounts contributed by you to the ESOP-Savings Plan or any successor plan, and any amounts otherwise deferred) in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof, plus (b) your target incentive compensation for the calendar year in which such Notice of Termination is given, plus (c) an amount equal to 9.5% of your total base and incentive compensation for such calendar year (up to the applicable limit imposed by Section 415 of the Internal Revenue Code of 1986, as amended (the "Code")) representative of the Corporation's matching and discretionary contributions to the ESOP-Savings Plan. To the extent permitted by the ESOP-Savings Plan, all or part of the amount described in (c) shall be contributed directly to said Plan, provided the Corporation's total liability under this Agreement would not thereby be increased. As a condition precedent to said lump sum payment, you shall be required to execute a release in the form attached as Exhibit A, or in such revised form as the Corporation's legal counsel may prepare to conform to intervening changes in applicable law.

(iii) The payments provided for in paragraph (ii) above, shall be made not later than the fifteenth business day following the Date of Termination (or such later date as may be required for observation of time periods prescribed in the release required by paragraph (C)(ii), above).

(iv) The Corporation also shall pay to you all reasonable legal fees and expenses incurred by you as a result of such termination, not to exceed, however, Fifty Thousand Dollars ($50,000) (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within five (5) days after your request for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require.

(D) If your employment shall be terminated (i) by the Corporation other than for Cause, voluntary Retirement or Disability, or (ii) by you for Good Reason, then for a 24 month period after such termination, the Corporation shall arrange to provide you with life, disability, accident, and health insurance benefits substantially similar to those
which   you   are  receiving  immediately   prior   to   the
circumstance giving rise to the Notice of Termination. Should you die prior to expiration of said 24 month period, coverage which had been provided for your spouse and dependents shall be continued at no cost to them for the remainder of such period (or for such shorter period as they are eligible for benefits under the terms of the plan(s) in question). Benefits otherwise receivable by you pursuant to this Subsection 4(D) shall be reduced to the extent comparable benefits are actually received by you during the 24 month period following your termination, and any such benefits actually received by you shall be reported to the Corporation. The conclusion of such 24 month period shall be defined the "qualifying event" in respect of the rights of you, your spouse and/or your dependents to purchase "continuation coverage" during a subsequent "period of coverage," in accordance with 601-608 of the Employee Retirement Income Security Act of 1974, as amended.

(E) Subject to Subsection 4(D), you shall not be required to mitigate the amount of any payment provided for in this
Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise, except as specifically provided in this Section 4.

(F) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under the ESOP-Savings Plan and any other plan or agreement relating to retirement benefits.

(G) If your employment by the Corporation shall be terminated by you during the Window Period, then you shall be entitled to the payments and benefits provided for in Subsection 4(C)(i); the payments and benefits provided for in Subsection 4(C)(ii), except that the Severance Payment shall be the sum of (a), (b) and (c) of Subsection 4(C)(ii) instead of two times the sum of (a), (b) and (c); the payments and benefits provided for in Subsection 4(C)(iv); the payment and benefits provided for in Subsection 4(D), except that the period such benefits will be provided shall be 12 months instead of 24 months; and the payment and benefits provided for in Subsection 4(F).

(H) If your employment is terminated by the Corporation or by you for Good Reason during a nine month period ending with a Change in Control, provided such termination was not for Cause, then you shall be entitled to the payments and benefits provided for in (C) (ii) and (iv), (D) and (F) above as if the Corporation had terminated your employment on the first business day after such Change in Control occurs.

5.Other  Effects of a Change in Control.   Upon a Change  in
Control

(A) Immediately upon the effective date of the Change in Control, the restrictions on any outstanding options, stock appreciation rights or awards granted to you under any compensation or retirement plan, including, but not limited to, the Annual Incentive Plan, the 1993 Stock Incentive Plan, and the Ameriwood Affiliated Employee Stock Ownership and Savings Plan, or any substitute plans adopted prior to the Change in Control, shall lapse and such awards shall become 100% vested.

(B) Immediately upon the effective date of the Change in Control, if the Change in Control event is a merger, consolidation or reorganization of the Corporation with or into another corporation, other than a merger, consolidation or reorganization in which the Corporation is the surviving corporation, each outstanding option to acquire securities (the "Underlying Securities") of the Corporation shall automatically be converted into options to receive, in lieu of the Underlying Securities to be issued pursuant to such options, the kind and amount of stock, other securities, money, and property receivable upon such merger, consolidation or reorganization by holders of the Underlying Securities with respect to the Underlying Securities outstanding immediately prior to such merger, consolidation or reorganization.

(C) Immediately upon the effective date of the Change in Control, the Corporation shall pay to you an amount equal to the pro-rated Bonus (as hereinafter defined). The pro-rated Bonus is an amount equal to your target incentive compensation for the calendar year in which the Change in Control occurred (determined in a manner not less favorable to you than that used in the determination of such target incentive compensation for 1996) (the "Bonus") multiplied by a fraction the numerator of which is the number of days in such calendar year through the effective date of the Change in Control and the denominator of which is 365.

(D) At the end of the year in which the Change in Control is effective, the Corporation shall pay to you an amount equal to the greater of (i) the balance of the Bonus not paid pursuant to subsection (C) above, or (ii) if any new incentive compensation plan is made effective for you during such year, the amount to be paid pursuant to such incentive compensation plan.

(E) Immediately upon the effective date of the Change in Control, you shall be entitled to the benefits of the Supplemental Executive Retirement Plan ("SERP"). Benefits to be paid pursuant to the SERP will be fully earned and 100% vested. Benefits to be paid pursuant to the SERP will be based on (i) your term of employment with the Corporation as of the effective date of the Change in Control (giving credit to you for the full year of employment in which the Change in Control is effective), (ii) the continuation of your employment term after the Change in Control, (iii) in the event your employment is terminated within two (2) years following the effective date of a Change in Control, either
(a) by the Corporation other than for Cause, voluntary Retirement, death or Disability (b) by you for Good Reason, you shall be given credit for an additional two full years of employment, and (iv) in the event your employment is terminated by you during the Window Period, you shall be given credit for an additional one full year of employment. Upon the effective date of the Change in Control, a Trust shall be created for your benefit and the benefit of other employees entitled to participate in the SERP, and shall be funded. The Trust shall be funded in accordance with the provisions of the SERP .

6.  Excise Tax Payments.

(A)   If  any  payment  or benefit (within  the  meaning  of
Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), to you or for your benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, your employment with the Corporation or a change in ownership or effective control of the Corporation or of a substantial portion of its assets (a "Payment" or "Payments"), would be subject to the excise tax imposed by
Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of your failure to file timely a tax return or pay taxes shown due on your return, imposed with respect to such taxes and the Excise Tax to the extent such failure was not caused by the Corporation's failure to comply with this Agreement), including an Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(B) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of the Gross-Up Payment shall be made at the Corporation's expense by an accounting firm selected by the Corporation and reasonably acceptable to you (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Corporation and you within five days of the effective date of your termination if applicable, or such other time as requested by the Corporation or by you (provided you reasonably believe that any of the Payments may be subject to the Excise Tax). The Accounting Firm shall furnish you with an opinion reasonably acceptable to you stating its Determination with such analysis and support as is professionally prudent in the circumstances. The Gross-Up Payment, if any, as determined pursuant to this Section 6 shall be paid by the Corporation to you within five days of the receipt of the Determination. Within ten days of the delivery of the Determination to you, you shall have the right to dispute the Determination ("Dispute"). The existence of the Dispute shall not in any way affect your right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Corporation shall promptly pay to you any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Corporation and you subject to the application of
Section 6 (C) below.

(C) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Corporation shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Corporation has actually withheld from the Payment or Payments.

7.  Successors; Binding Agreement.

(i) The Corporation shall obtain the agreement of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. If the form of such succession is (a) an acquisition of the assets or securities of the Corporation by an entity that is owned or controlled, directly or indirectly, by a third "Person" (as such term is defined in Section 2 hereof) or (b) a merger with such an entity, then the Corporation shall also obtain from such Person (as well as from such entity) an express assumption of and agreement to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

(ii) This Agreement shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the beneficiary designated by you on a form provided by the Administrator (provided that you may change such beneficiary from time to time by filing a new form); or, if there is no such beneficiary, to your estate.

8. Claims and Disputes; Arbitration. (i) Claims for benefits under this Agreement shall be made in writing to such person or persons (the "Administrator") as you (or, if applicable, your beneficiary) and the Corporation shall mutually agree upon as being qualified and available to carry out the duties of Administrator, as hereinafter described. A copy of such claim shall simultaneously be furnished to the Corporation. The Administrator shall provide a reasonable opportunity (not to exceed 30 days) for both parties to present relevant evidence and shall schedule a hearing if required by applicable law or if the Administrator otherwise determines to hold a hearing. The Administrator shall, within a reasonable period of time but not later than 30 days after receipt of the claim or the date of a hearing, whichever is later, provide written notice of disposition of the claim. If the claim is denied in whole or in part, such notice shall also set forth:

(A)  The specific reason or reasons for denial; and

(B) Specific reference to the pertinent provisions of the Agreement on which the denial is based.

Unless waived by the Corporation in writing, you shall be required to exhaust your remedies under the foregoing claims procedure as a condition precedent to filing a claim for arbitration in accordance with Subsection 8(ii).

(ii) Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in Kent County, Michigan in accordance with the laws of the State of Michigan by three arbitrators, one of whom shall be appointed by the Corporation, one by you (or in the event of your prior death, your beneficiary) and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted as a de novo review in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

9. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision, of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No oral agreements or representations with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, except to the extent preempted by Federal law. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. Nothing contained in this Agreement shall be deemed to create an employment contract between you and the Corporation for any fixed period of time or to change in any respect the nature or extent of your rights to continue in the employ of the Corporation (subject to the Corporation's obligations to perform its required obligations under this Agreement).

11. Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.   Counterparts.   This  Agreement  may  be  executed  in
several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Legal Representation. You acknowledge that this Agreement was drafted by the law firm of Varnum, Riddering, Schmidt & Howlett LLP, counsel solely to the Corporation, and that you have had the opportunity to seek independent legal (including tax) advice. You specifically waive any actual or apparent conflict of interest of Varnum, Riddering, Schmidt & Howlett in connection with its services regarding this Agreement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

AMERIWOOD INDUSTRIES
INTERNATIONAL CORPORATION


By: /s/ Neil Diver
---------------------
Neil Diver
Chairman of the Board of Directors


Agreed to this 31st day of July, 1997.
/S/ Charles R. Foley
--------------------
Charles R. Foley, Chief Executive Officer


AGREEMENT TO RELEASE ALL CLAIMS

1. In consideration for a severance payment and other benefits under the Management Retention Agreement dated as of July 15, 1997 and to which I would not otherwise be entitled, and for other good, valuable and separate consideration, I, Charles R. Foley, individually, on behalf of myself and on behalf of my respective heirs, legal representatives and assigns, do hereby forever and fully release and discharge Ameriwood Industries International Corporation ("Ameriwood"), its predecessors, subsidiaries, successors, affiliates, distributors, dealers, directors, officers, agents and employees (hereinafter the "Released Parties") from all actions, causes of action, claims, demands, damages (including compensatory, exemplary, statutory and punitive damages), attorneys' fees, costs, debts, sums of money, bills, covenants, contracts, liens, controversies, agreements, promises and executions of any kind, in law, equity or otherwise, which I, individually or in any representative capacity have or have ever had (as an employee (including officer), participant in any pension or welfare plan, or shareholder) against the Released Parties because of or arising out of any employment-related or shareholder-related matter and/or event occurring on or before the date I sign this Agreement to Release All Claims (hereinafter "Release"). This Release specifically includes, by way of illustration but not limitation, any and all matters arising out of my employment with Ameriwood and my separation from that employment, including without limitation, any purported violation of federal, state or local statutory, constitutional or common law, executive order, ordinance or regulation, including the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, The Americans with Disabilities Act, Michigan's Elliott-Larsen Civil Rights Act, Michigan's Worker's Disability Compensation Act, all claims of any conceivable kind for tortious conduct and claims of breach of express or implied contract. This Agreement is not intended to release any accrued claims for compensation or for welfare plan benefits, retirement plan benefits, incentive compensation benefits, option plan benefits, and/or vested pension benefits that have accrued but remain unpaid as of the date hereof, any claim under the Management Retention Agreement dated as of July 15, 1997,any claim to indemnification arising under Ameriwood's articles of incorporation or bylaws or under any express agreement to which Ameriwood and I are parties, or any direct claim in a securities law or corporate law cause of action against any one or more Released Parties, based on acts or omissions taking place or first discovered subsequent to the date of this Release, or, if initiated before the date of this Release, in which I am a passive party, not involved in any way in the production of documents, evidence, or ideas used in the development of that claim, provided my own acts or omissions as an employee, officer, director or agent of any Released Party are not in issue.

2. In further consideration of the severance payment, other benefits, and other good, valuable and separate consideration, I promise that I will not begin any legal, equitable or administrative proceeding against any or all of the Released Parties for any claim of the kind described in paragraph 1 arising on or before the date I sign this Release, and that this Release will serve as a defense to and a basis for an injunction against any legal, equitable or administrative proceeding I or my heirs, legal representatives or assigns begin against the Released Parties for any such claim arising on or before the date I sign this Release.

3. In further consideration of the severance payment, other benefits, and other good, valuable and separate consideration, I promise and agree to waive reinstatement to any position with any of the Released Parties and further promise and agree not to apply for a position in the future with any Released Party that was previously my employer.

4. In further consideration of the severance payment, other benefits, and other good, valuable and separate consideration, I promise and agree that neither I nor anyone acting on my behalf will disclose the terms of this Release. I understand that such nondisclosure is a material consideration for the Released Parties having entered into this Release.

5. This Release, and all of its terms and provisions, shall be construed in accordance with the laws of Michigan. If any provision of this Release shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision in this Release, and this Release shall be construed as though the invalid or unenforceable provision was never included.

6. I acknowledge that I have been advised to consult with an attorney before signing this Release.

7. I acknowledge that my employer has given me a period of 21 days within which to consider signing this Release.

8. I understand that for seven days after I sign this Release I may revoke it, and that this Release shall not become effective or enforceable until the seven day period has expired.

9.   I  HAVE  CAREFULLY READ THIS RELEASE, I  HAVE  HAD  THE
OPPORTUNITY  TO DISCUSS ITS PROVISIONS WITH AN  ATTORNEY,  I
FULLY  UNDERSTAND THIS RELEASEE AND I FREELY AND VOLUNTARILY
SIGN IT.

10.I have signed this Release on: _________________

THIS IS A RELEASE      READ BEFORE SIGNING

In the presence of:

-----------------------



-----------------------
Charles R. Foley


*********************************************************


Managment Retention Agreements in the foregoin form have been entered into between the registrar and the following persons:

Charles R. Foley
T. Scott Kearney
William J. Maddox
Ronald J. Myers
Marlan R. Smith